EXHIBIT 3(a)
                         --------------

                   CERTIFICATE OF AMENDMENT TO
            THE AMENDED ARTICLES OF INCORPORATION OF
                         THE KROGER CO.

     Joseph A. Pichler, Chairman of the Board and Chief Executive Officer, and Paul W. Heldman, Secretary, of The Kroger Co., an Ohio corporation for profit with its principal office at 1014 Vine Street, Cincinnati, Ohio, do hereby certify that at a meeting of the Board of Directors held pursuant to notice on the 20th day of March, 1997, the following resolutions were adopted pursuant to Section 1701.70(B)(1) of the Ohio Revised Code:

     RESOLVED, That the Amended Articles of Incorporation of the Company are amended to delete therefrom Section C.7. and Section C.8. of Article Fourth, and the Appendix A referenced therein, designating the Auction Preferred Shares; and further

     RESOLVED, That Article Fourth of the Amended Articles of
Incorporation of The Kroger Co. is amended by adding a new
Section C.7. as follows:

     7. There is hereby designated a series of Preferred Shares, entitled "Series A Preferred Shares", to consist of 50,000 shares, to have the additional preferences and privileges, the relative, participating, optional or other special rights, and the qualifications, limitations, and restrictions as are set forth in Appendix A attached hereto.

and further;

RESOLVED, That pursuant to Section 1701.72(B) of the Ohio
Revised Code, the restated Amended Articles of Incorporation of The Kroger Co., are adopted in the form attached hereto, to supersede and replace the existing Amended Articles of Incorporation and all amendments thereto.

     IN WITNESS WHEREOF, we, acting for and on behalf of the Company, have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury and have affixed the seal of the Company on this 24th day of March, 1997.

                                   (Joseph A. Pichler)
                                   Joseph A. Pichler
                                   Chairman of the Board and
                                   Chief Executive Officer

                                   (Paul W. Heldman)
                                   Paul W. Heldman
                                   Secretary

              FILED WITH SECRETARY OF STATE OF OHIO
                        ON MARCH 26, 1997

               AMENDED ARTICLES OF INCORPORATION

                               OF

                         THE KROGER CO.


     The Kroger Co., a corporation for profit, heretofore organized and now existing under the laws of the State of Ohio, makes and files these Amended Articles of Incorporation and states:

     FIRST.  The name of the Corporation is THE KROGER CO.

     SECOND. The principal office of the Corporation is located at Cincinnati, in Hamilton County, Ohio.

     THIRD. The purpose of said Corporation is to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98, inclusive, of the Ohio Revised Code.

     FOURTH. SECTION A. The maximum number of shares which the Corporation is authorized to have outstanding is three hundred fifty-five million (355,000,000), classified as follows: five million (5,000,000) Cumulative Preferred Shares of the par value of $100.00 each; and three hundred fifty million (350,000,000) Common Shares of the par value of $1.00 each.

     The express terms and provisions of the shares of the foregoing classes of stock of the Corporation shall be as follows:

     SECTION B. The holders of Common Shares shall have no pre-emptive rights to subscribe for or purchase any shares of any class.

     SECTION C. 1. The authorized shares of Cumulative Preferred Shares may be issued in series from time to time. All shares of any one series of Cumulative Preferred Shares shall be alike in every particular and all shares of Cumulative Preferred Shares shall rank equally. The express terms and provisions of shares of different series shall be identical except that there may be variations in respect of the dividend rate, dates of payment of dividends and dates from which they are cumulative, redemption rights and price, liquidation price, sinking fund requirements, conversion rights, and restrictions on issuance of shares of the same series or of any other class or series. The Board of Directors of the Corporation is authorized to fix, by the adoption of an amendment to the Articles creating each such series of the Cumulative Preferred Shares, (a) the designation and number of shares of such series, (b) the dividend rate of such series, (c) the dates of payment of dividends on shares of such series and the dates from which they are cumulative,
(d) the redemption rights of the Corporation with respect to shares of such series and the price or prices at which shares of such series may be redeemed, (e) the amount or amounts payable to holders of shares of such series on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, which may be different for voluntary and involuntary liquidation, dissolution, or winding up, (f) the amount of the sinking fund, if any, to be applied to the purchase or redemption of shares of such series and the manner of its application, (g) whether or not the shares of such series shall be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of stock of the Corporation, and if made so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and the adjustments, if any, at which such conversion or exchange may be made, and (h) whether or not the issue of any additional shares of such series or any future series in addition to such series or any other class of stock shall be subject to any restrictions and, if so, the nature of such restrictions.

      2. Dividends on Cumulative Preferred Shares of any series shall be payable at rates and on dates to be fixed by the Board of Directors at the time of the creation of such series. Dividends of the Cumulative Preferred Shares of all series shall be cumulative, and no dividends shall be declared or paid upon or set apart for the Common Stock unless and until full dividends on the outstanding Cumulative Preferred Shares of all series shall have been paid or declared and set apart for payment with respect to all past dividend periods and the current dividend period. In case of any series of Cumulative Preferred Shares, dividends shall accrue from and be cumulative from such dates as may be fixed by the Board of Directors at the time of the creation of such series. In the event of the issue of additional Cumulative Preferred Shares of any series after the initial issue of shares of such series all dividends paid on Cumulative Preferred Shares of such series prior to the issue of such additional Cumulative Preferred Shares and all dividends declared and payable to holders of record of Cumulative Preferred Shares of such series on a date prior to such additional issue shall be deemed to have been paid on the additional shares so issued.

      3. If upon any liquidation, dissolution or winding up, the assets distributable among the holders of the Cumulative Preferred Shares of all series shall be insufficient to permit the payment of the full preferential amounts to which they shall be entitled, then the entire assets of the Corporation shall be distributed among the holders of the Cumulative Preferred Shares of all series then outstanding, ratably in proportion to the full preferential amounts to which they are respectively entitled. Nothing in this paragraph shall be deemed to prevent the purchase, acquisition or other retirement by the Corporation of any shares of its outstanding stock as now or in the future authorized or permitted by the laws of Ohio. A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale or transfer of all or substantially all of its property, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation.

      4. Notice of any proposed redemption of Cumulative Preferred Shares of any series shall be given by the Corporation by publication at least once in one daily newspaper printed in the English language and of general circulation in the Borough of Manhattan, City of New York, State of New York, and in the City of Cincinnati, State of Ohio, the first publication to be at least sixty (60) days, and not more than ninety (90) days, prior to the date fixed for such redemption. Notice of any proposed redemption of Cumulative Preferred Shares of any series also shall be given by the Corporation by mailing a copy of such notice, at least sixty (60) days, and not more than ninety (90) days, prior to the date fixed for such redemption, to the holders of record of the Cumulative Preferred Shares to be redeemed, at their respective addresses then appearing upon the books of the Corporation; but no failure to mail such notice, or defect therein or in the mailing thereof shall affect the validity of the proceedings for such redemption. In case of the redemption of a part only of the Cumulative Preferred Shares of any series at the time outstanding, the shares to be redeemed shall be selected by lot or pro rata, as the Board of Directors may determine. The Board of Directors shall have full power and authority, subject to the limitations and provisions herein contained, to prescribe the manner in which, and the terms and conditions upon which, the shares of the Cumulative Preferred Shares of any series shall be redeemed from time to time. On or at any time before the redemption date specified in such notice, the Corporation shall deposit in trust, for the holders of the shares to be redeemed, funds necessary for such redemption with a bank or trust company organized under the laws of the United States of America or the State of New York and doing business in the Borough of Manhattan, City of New York, or organized under the laws of the United States of America or of the State of Ohio and doing business in the City of Cincinnati, Ohio; and designated in such notice of redemption. Upon the publication of the notice of redemption as above provided, or upon the making of such deposit, whichever is later, all shares with respect to the redemption of which such notice and deposit shall have been given and made shall, whether or not the certificates therefor shall have been surrendered for cancellation, be deemed to be no longer outstanding for any purpose, and all rights with respect to such shares shall thereupon cease and terminate, except only the rights of the holders of the certificates for such shares to receive, out of the funds so deposited in trust, from and after the date of such deposit, the amount payable upon the redemption thereof, without interest; provided, however, that no right of conversion, if any, belonging to such shares, if such right of conversion is, by its terms, to exist for a period beyond the date of the publication of such notice or the making of such deposit, shall be impaired by the publication of such notice or the making of such deposit. At the expiration of six (6) years after the date of such deposit, such trust shall terminate. Any such moneys then remaining on deposit with such bank or trust company shall be paid over to the Corporation, and thereafter the holders of the certificates for such shares shall have no claims against such bank or trust company, but only claims as unsecured creditors against the Corporation for the amount payable upon the redemption thereof without interest.

      5. At all meetings of the shareholders, every holder of record of shares of Cumulative Preferred Shares and every holder of record of Common Stock shall be entitled to vote and shall have one vote for each share outstanding in his name on the books of the Corporation on the record date fixed for such purpose, or if no record date is fixed, on the date next preceding the day of such meeting, provided that (1) in the event that the Corporation should have failed to pay dividends on any series of Cumulative Preferred Shares for six or more quarterly dividends, the holders of Cumulative Preferred Shares of all series, voting as a single class, shall be entitled to elect two directors, each for a one-year term, whether or not the board is otherwise divided into classes with each director elected for a term longer than one year, at the meeting of shareholders for the election of directors next succeeding the time such failure to pay these six dividends first occurs, and (2) no amendment to the Articles of Incorporation or Regulations shall be made which would be substantially prejudicial to the holders of outstanding Cumulative Preferred Shares or any series thereof without the favorable vote of the holders of two-thirds of the Cumulative Preferred Shares, voting as a single class, then outstanding, unless such amendment shall not equally affect all series, in such case the favorable vote of the holders of two-thirds of the adversely affected series shall also be required. The right of holders of Cumulative Preferred Shares to elect these two directors shall terminate when all such unpaid dividends on Cumulative Preferred Shares have been paid and the directors then in office and elected by the holders of Cumulative Preferred Shares shall forthwith cease to hold office upon such payments.

      6. The holders of the Cumulative Preferred Shares shall have no pre-emptive rights to subscribe for or purchase any shares of any class.

      7. There is hereby designated a series of Preferred Shares, entitled "Series A Preferred Shares", to consist of 50,000 shares, to have the additional preferences and privileges, the relative, participating, optional or other special rights, and the qualifications, limitations, and restrictions as are set forth in Appendix A attached hereto.

     FIFTH.  (a)  1.     In addition to any affirmative vote
or approval required by law, these Amended Articles of Incorporation, or the Regulations of the Corporation:

          (A) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with or into (i) any Interested Shareholder (as hereinafter defined) or (ii) any other corporation (whether or not itself an Interested Shareholder) which, after such merger or consolidation, would be an Affiliate (as hereinafter defined) of an Interested Shareholder, or

          (B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of related transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of any assets of the Corporation or any Subsidiary having an aggregate fair market value of $15,000,000 or more, or

          (C) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of related transactions) of any securities or options, warrants or rights to acquire securities, of the Corporation or any Subsidiary, to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value of $15,000,000 or more, or

          (D) the adoption of any plan or proposal for the complete or partial liquidation or dissolution of the Corporation as a result of which an Interested Shareholder would receive any assets of the Corporation other than cash, or

          (E) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries, or any similar transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly beneficially owned by any Interested Shareholder, or

          (F) any agreement, contract or other arrangement which upon consummation will result in any of the transactions described in this paragraph

     (a) 1. shall require the affirmative vote of the holders of 75% of the outstanding Voting Shares (as hereinafter defined).

      2. The term "Business Combination", as used in this Article Fifth, shall mean any transaction which is referred to in any one or more of clauses (A) through (F) of paragraph
(a)(1).

     (b) 1. The provisions of paragraph (a)(1) of this Article Fifth shall not be applicable if either of the following conditions shall have been satisfied:

          (A) the aggregate amount of the cash and fair market value (as of the date of the consummation of the Business Combination) of consideration other than cash to be received per share of Common or Cumulative Preferred or other Preferred Stock or Capital Stock in such Business Combination by holders thereof shall be at least equal to the highest of the following:

          (i) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by such Interested Shareholder for any shares of such class or series of stock acquired by it within the three-year period prior to the Business Combination (such price to be appropriately adjusted for stock splits, stock dividends, reclassification of securities and other similar events);

          (ii) the per share book value of the shares of such class or series of stock as reported at the end of the fiscal quarter immediately preceding the public announcement of the terms of the Business Combination;

          (iii) an amount per share which, at a minimum, bears the same percentage relationship to the market price per share of the shares of such class or series of stock immediately prior to the announcement of the intention to effect the Business Combination as the highest per share price determined in (i) above bears to the market price per share of the shares of such class or series of stock immediately prior to the acquisition by the Interested Shareholder of beneficial ownership of more than 5% of the shares of such class or series of stock but in no event in excess of two times the highest per share price determined in (i) above;

provided that (i) no Extraordinary Event (as hereinafter defined) occurs after the Interested Shareholder has become an Interested Shareholder and prior to the consummation of the Business Combination, and (ii) if the highest preferential amount per share of a series of Cumulative Preferred or other Preferred Stock to which the holders thereof would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation (regardless of whether the Business Combination to be consummated constitutes such an event) is greater than such aggregate amount, holders of such series of Cumulative Preferred or other Preferred Stock shall receive an amount for each such share at least equal to the highest preferential amount applicable to such series of Cumulative Preferred or other Preferred Stock; or

          (B)  Either (i) the Business Combination was
approved by the Board of Directors of the Corporation prior to the time that the Interested Shareholder acquired beneficial ownership of in excess of 10% of the outstanding Voting Shares, (ii) the Interested Shareholder seeking to effect such Business Combination sought and obtained the prior approval of the Board of Directors of the Corporation to such Interested Shareholder's acquisition of beneficial ownership of 10% of the outstanding Voting Shares or (iii) the Business Combination was approved by at least two-thirds of the Continuing Directors of the Corporation.

     (c)  For the purposes of this Article Fifth:

           1. A "Person" shall mean any individual, firm, corporation, or other entity. When two or more Persons act as a partnership, syndicate, association or other group for the purpose of acquiring, voting or disposing of Voting Shares, such partnership, syndicate, association or other group will be deemed a "Person" for the purposes of this Article.

           2. "Interested Shareholder" shall mean any Person (other than the Corporation, any Subsidiary or any profit sharing, employee stock ownership or other employee benefit plan of the Company or of any Subsidiary or any trustee of or fiduciary with respect to any such plan acting in such capacity) who or which, together with its Affiliates and Associates (as hereinafter defined) and any other Person acting in concert with such Person is the beneficial owner, directly or indirectly, of more than 10% of the Voting Shares as of the record date for the determination of shareholders entitled to notice of and to vote on any Business Combination.


           3. A Person shall be the "beneficial owner" of any Voting Shares:

          (A) which such Person or any of its Affiliates and Associates would be deemed to beneficially own under Rule 13d-
3 of the Securities Exchange Act as in effect on May 17, 1985, or

          (B) which such Person or any of its Affiliates and Associates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding, or

          (C) which are beneficially owned (as defined in (A) or (B) of this paragraph 3) directly or indirectly, by any other Person with which such first mentioned Person or any of its Affiliates and Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Voting Shares.

           4. A "Continuing Director" shall mean any member of the Board of Directors who is not affiliated with an Interested Shareholder and who was a member of the Board of Directors immediately prior to the time that the Interested Shareholder first beneficially owned more than 5% of the outstanding Voting Shares, and any successor to a Continuing Director who is not affiliated with an Interested Shareholder and is recommended to succeed a Continuing Director by two-thirds of the Continuing Directors.

           5. "Affiliate" and "Associate" shall have the respective meanings given those terms in Rule 12b-2 under the Securities Exchange Act of 1934, as in effect on May 18, 1984.


           6. "Subsidiary" means any corporation, a majority of the voting shares of which is beneficially owned by the Corporation.

           7. "Voting Shares" shall mean shares of capital stock of the Corporation entitled to vote generally for the election of directors (excluding any shares or series of capital stock entitled to vote only upon the occurrence of certain contingencies such as the nonpayment of dividends on Cumulative Preferred Stock or other Preferred Stock), considered for the purposes of this Article as a single class.


           8. The term "Extraordinary Event" shall mean, as to any Business Combination and Interested Shareholder, any of the following events that is not approved by two-thirds of the Continuing Directors:

          (A) any failure to declare and pay at the regular date therefor any full quarterly dividend (whether or not cumulative) on outstanding Cumulative Preferred Stock or on any other Preferred Stock then outstanding; or

          (B) any reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock); or

          (C) any failure to increase the annual rate of dividends paid on the Common Stock as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of the Common Stock; or

          (D) the receipt by the Interested Shareholder, after such Interested Shareholder has become an Interested Shareholder, of a direct or indirect benefit (except proportionately as a shareholder) from any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation or any Subsidiary of the Corporation, whether in anticipation of or in connection with the Business Combination or otherwise.

     (d) Two-thirds of the Continuing Directors (or, if there are no Continuing Directors, two-thirds of the Outside Directors) shall have the power and duty to determine for the purposes of this Article Fifth on the basis of information known to them (1) the number of Voting Shares beneficially owned by any Person, (2) whether a Person is an Affiliate or Associate of another, (3) whether the assets subject to any business combination or the consideration received for the issuance or transfer of securities by the Corporation or any Subsidiary has an aggregate fair market value of $15,000,000 or more, (4) whether the proposed transaction is subject to this Article Fifth, and (5) such other matters with respect to which a determination is required under this Article Fifth. Any such determination shall be conclusive and binding for all purposes of this Article. For purposes of this paragraph (d), an Outside Director shall mean a Director of this Corporation who is not (i) an employee or officer of this Corporation or of any Interested Shareholder (or any Affiliate of such Interested Shareholder) seeking to propose or effect a Business Combination, or (ii) a Director, Associate or Affiliate of an Interested Shareholder or of any Affiliate of such Shareholder (other than by reason of being a Director of the Corporation) or (iii) any relative by blood, marriage or adoption (excluding relationships more remote than first cousin) of any of the foregoing.

     (e) Nothing contained in this Article Fifth shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

     (f) Notwithstanding any other provisions of these Amended Articles of Incorporation or of the Regulations of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Amended Articles of Incorporation or the Regulations of the Corporation), the affirmative vote of the holders of at least 75% of the Voting Shares shall be required to amend, repeal, or adopt any provisions inconsistent with, this Article Fifth.

     SIXTH. The following provisions are hereby agreed to for the purpose of defining, limiting and regulating the exercise of the authority of the Corporation or of its shareholders, or of any class of its shareholders, or of its directors, or for the purpose of creating and defining rights and privileges of the shareholders among themselves.

     (a) This Corporation reserves the right to amend, alter, change or repeal any provision contained in these Amended Articles of Incorporation in the manner now or hereafter prescribed by law, and all rights conferred on officers, directors, and shareholders herein, including but not limited to the rights of dissenting shareholders conferred by Ohio law, are granted subject to this reservation.

     (b) Action on any matter at any shareholders' meeting, or without such meeting, regarding which the statutes of Ohio provide that unless otherwise provided in the articles of incorporation or regulations of a corporation, there shall be the affirmative vote or consent of a larger portion than the holders of a majority of the shares entitled to vote thereon or consent thereto, may be taken by the affirmative vote or consent of the holders of a majority of shares entitled to vote thereon or consent thereto, but in the event that the vote or consent is required to be by classes, then, except as otherwise provided herein, action may be taken on such matter by the affirmative vote or consent of the holders of a majority of each class of shares entitled to vote by classes on such matter.

     (c) The Corporation may, when authorized by the Board of Directors and without any action by the shareholders, purchase, hold, sell and reissue any of its shares in such manner and under such terms and conditions as may be prescribed by the directors.

     (d) The Board of Directors shall have the power and authority to determine the fair value of any property other than money to be received by the Corporation in payment of its shares.

     (e) The foregoing clauses shall be construed both as objects and powers, and it is hereby expressly provided that the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the powers of this Corporation, and are in furtherance of and in addition to, and not in limitation of, the general powers conferred by the laws of the State of Ohio.

     SEVENTH. These Amended Articles of Incorporation supersede and take the place of the existing Amended Articles of Incorporation.

                                             Appendix A

     Of the 5,000,000 preferred shares of the Company, 50,000 shall constitute a series of Voting Preferred Stock and shall have, subject and in addition to the other provisions of this Article Fourth, the following relative rights, preferences an limitations.

     Section 1.     Designation and Amount.  The shares of
                    ----------------------
such series shall be designated as "Series A Preferred Shares", $100 par value (the "Series A Preferred Stock"). The number of shares of Series A Preferred Stock may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than that of the shares then outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Company.

     Section 2.     Dividends and Distributions.
                    ---------------------------
     (A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock in preference to the holders of shares of Common Stock, $1.00 par value (the "Common Stock"), of the Company and any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of January, April, July, and October in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock in an amount per share (rounded to the nearest cent) equal to the greater of (a) $100.00, or (b) subject to the provision for adjustment hereinafter set forth, 10,000 times the aggregate per share amount of all cash dividends, and 10,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Company shall at any time after April 4, 1997 (the "Rights Amendment Date") (i) declare a dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     (B) The Company shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $100.00 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

     (C) Dividends shall begin to accrue and be cumulative outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Preferred Stock unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

     Section 3.     Voting Rights.  The holders of shares of
                    -------------
Series A Preferred Stock shall have the following voting rights:

     (A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 1 vote on all matters submitted to a vote of the shareholders of the Company.

     (B) Except as otherwise provided herein or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Company.



     Section 4.     Certain Restrictions.
                    --------------------
     (A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Company shall not

          (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding
up) to the Series A Preferred Stock;

          (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

          (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock provided that the Company may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Company ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

          (iv) purchase or otherwise acquire for consideration any shares of Series A Preferred Stock or any shares of stock ranking on a parity with the Series A Preferred Stock except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preference of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

     (B) The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

     Section 5.     Reacquired Shares.  Any shares of Series A
                    ------------------
Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

     Section 6.      Liquidation, Dissolution or Winding Up.
                     --------------------------------------
(A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Company, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holder of shares of Series A Preferred Stock shall have received per share, $25,000, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series A Liquidation Preference"). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 10,000 (as appropriately adjusted as set forth in subparagraph C below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the "Adjustment Number"). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Preferred Stock and Common Stock, respectively, holders of Series A Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

     (B) In the event there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series A Preferred Stock then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

     (C) In the event the Company shall at any time after the Rights Amendment Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     Section 7.     Consolidation, Merger, etc.  In case the
                    ---------------------------
Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 10,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Company shall at any time after the Rights Amendment Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or
(iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event.

     Section 8.     Redemption.  The shares of Series A
                    ----------
Preferred Stock shall not be redeemable.

     Section 9.     Ranking.  The Series A Preferred Stock
                    --------
shall rank junior to all other series of the Company's
Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

     Section 10.    Fractional Shares.  Series A Preferred
                    -----------------
Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.
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